Exhibit 10.52

February 15, 2011

Mr. Andrew Miller

President & Chief Executive Officer

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Dear Andy:

The purpose of this letter is to memorialize the extension of your temporary living benefits for an additional four month period through August 2011 and the provision of storage expenses for four additional months in an amount up to $480 per month, as approved by the Compensation Committee in connection with your relocation to California. As set forth in your original offer letter dated June 5, 2009, all relocation expenses are to be provided to you on a grossed up basis and are subject to the following remaining repayment schedule should you voluntarily terminate your employment with Polycom: 50% of the total relocation expense if you voluntarily terminate your employment prior to the two-year anniversary of your employment with Polycom (i.e. July 1, 2011), and no repayment obligation if you voluntarily terminate your employment on or after July 1, 2011.

Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ ASHLEY D. GOLDSMITH
Ashley D. Goldsmith
Executive Vice President, Human Resources